Exhibit 99.1

Investor Relations Contact:
Anurag Maheshwari, 321-727-9383
anurag.maheshwari@l3harris.com

Media Relations Contact:
Jim Burke, 321-727-9131
jim.burke@l3harris.com

L3Harris Reports Strong Harris Standalone Fourth Quarter and Fiscal 2019 Results...Initiates L3Harris Calendar Year 2019 Guidance

•	4Q19 revenue up 12% to $1.9 billion; book-to-bill 1.02

•	4Q19 GAAP EPS from continuing operations up 28% to $2.21; non-GAAP[1] up 39% to $2.44

•	FY19 revenue up 10% to $6.8 billion; GAAP EPS from continuing operations up 37% to $7.89; non-GAAP[1] up 30% to $8.29

•	FY19 operating cash flow of $1,185 million; adjusted free cash flow[2] up 15% to $1,055 million

•	Completed merger to form L3Harris Technologies after FY19 ended; initiated second half and calendar year 2019 guidance
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MELBOURNE, Fla., July 31, 2019 — L3Harris Technologies, Inc. (NYSE:LHX) reported fiscal 2019 fourth quarter and full-year results for Harris Corporation on a standalone basis, as the merger with L3 Technologies, Inc. was completed on June 29, 2019. Fiscal 2019 fourth quarter revenue was $1.9 billion, up 12% compared with the prior year. GAAP earnings per diluted share from continuing operations (EPS) increased 28% to $2.21, and non-GAAP EPS1 increased 39% to $2.44. Net income increased 26% to $268 million, and adjusted earnings before interest and taxes (EBIT1) increased 17% to $377 million with margin expansion of 80 basis points (bps) to 20.2%.
"We ended the year on a high note with strong fourth quarter results capping an exceptional 2019 in which we outperformed on all guidance metrics," said William M. Brown, chairman and chief executive officer. "The company achieved double-digit revenue growth for the quarter and the year with strong growth across all segments and ended the year with record profit, EPS and free cash flow.”
“We successfully completed the merger with L3 and hit the ground running, announcing on day one four new mission-focused segments and a consolidated headquarters that combine the top talent from both companies. These initial steps mark good progress towards leveraging our increased scale, fostering a culture of operational excellence and achieving cost synergies that will position us well for continued growth and robust free cash flow, which we will deploy through increased dividends and share repurchases."

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1Excludes discontinued operations and current period merger deal and integration costs and other prior period items; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.
2Excludes cash flow for merger deal and integration costs; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Summary Financial Results

($ millions, except per share data)	Fourth Quarter			Full Year
	FY 2019	FY 2018	Change	FY 2019	FY 2018	Change
Orders	$1,904	$1,861	2%	$7,451	$7,429	—%
Revenue	$1,865	$1,661	12%	$6,801	$6,168	10%

(GAAP comparison)
Net income	$268	$213	26%	$949	$699	36%
Net income margin	14.4%	12.8%	160bps	14.0%	11.3%	270bps
Earnings per share	$2.21	$1.72	28%	$7.89	$5.78	37%

(Non-GAAP comparison)[3]
Adjusted EBIT	$377	$323	17%	$1,345	$1,166	15%
Adjusted EBIT margin	20.2%	19.4%	80bps	19.8%	18.9%	90bps
Earnings per share	$2.44	$1.76	39%	$8.29	$6.39	30%

Revenue increased 12% for the quarter and 10% for fiscal 2019, with continued strong growth across all three segments. GAAP and non-GAAP EPS3 growth exceeded 28% for the quarter and for fiscal 2019 from higher volume, strong operational performance and a lower tax rate, partially offset by mix and higher investments. In addition, GAAP EPS growth for the quarter was partially offset by merger deal and integration costs, and for the year reflected prior period items reconciled in the attached financial tables. Fiscal 2019 adjusted EBIT3 margin expanded 90 bps to 19.8% and book-to-bill was 1.10.

Communication Systems

($ millions)	Fourth Quarter			Full Year
	FY 2019	FY 2018	Change	FY 2019	FY 2018	Change
Revenue	$600	$527	14%	$2,177	$1,904	14%
Operating income	$180	$162	11%	$654	$566	16%
Operating margin	30.0%	30.7%	(70)bps	30.0%	29.7%	30bps

Revenue increased double digits for the fifth consecutive quarter, up 14%, from double-digit growth in all three businesses. Tactical Communications revenue grew 15% primarily driven by DoD Tactical, up 39%, from a ramp in U.S. DoD modernization programs. Operating income increased 11% to $180 million from higher volume.

________________________________________________________________________________________________
3 Excludes discontinued operations and current period merger deal and integration costs and other prior period items; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Communication Systems order momentum continued in the fourth quarter, with double-digit orders growth and a book-to-bill greater than 1.0 in each of the businesses.

•	Tactical orders grew 23% driven by broad-based U.S. and international modernization initiatives and continued expansion into airborne adjacencies. Key awards included:

▪	850 HMS Manpack radios, the second low rate production order under the U.S. Army's $12.7 billion HMS Manpack IDIQ

▪	$54 million order to provide handheld and manpack radios in support of a force modernization program in western Europe

▪	$51 million order to provide multi-channel manpacks, next-generation HF and Falcon III handheld radios to a central European nation supporting increased interoperability between U.S. and NATO forces

▪	$19 million initial order from Australia to provide next-generation HF radios as part of a multi-year modernization program

▪	$24 million prototype phase award for airborne HF radios supporting U.S. Air Force fleet modernization and expanding the company's position on airborne platforms

•
Public Safety orders grew 30% on increased demand from state and federal agencies, including a $51 million order to upgrade public safety infrastructure for the Utah Communications Authority and a $26 million order from the U.S. Army National Guard as it continues to adopt the company's converged radios.

Full-year segment revenue increased 14% from strong growth in all three businesses with an overall book-to-bill of 1.10. Tactical revenue grew 14%, with DoD up 31% and international up 3%, and funded backlog increased by 16% to $1.1 billion. Segment operating margin expanded 30 bps to 30.0%.

Electronic Systems

($ millions)	Fourth Quarter			Full Year
	FY 2019	FY 2018	Change	FY 2019	FY 2018	Change
Revenue	$728	$636	14%	$2,583	$2,365	9%
Operating income	$144	$118	22%	$499	$432	16%
Operating margin	19.8%	18.6%	120bps	19.3%	18.3%	100bps

Fourth quarter revenue increased 14% from sustained strong growth on long-term platforms – F-35, F/A-18 and F-16, partially offset by the UAE Emirates Land Tactical System program transition timing. Operating income grew 22% to $144 million, and margin expanded 120 bps to 19.8%, driven by higher volume and strong operational performance.
Harris continued to strengthen its position in avionics and electronic warfare. The company received a $340 million award for release systems and an additional $125 million in funding for avionics components on the F-35 platform in support of LRIP 12-14. Harris also received a $72 million production order to deliver upgraded countermeasure electronic warfare systems for the B-52 platform.
In addition, the U.K. Ministry of Defence (MOD) exercised a contract option worth $46 million for the company's T7™ robots to support explosive ordnance disposal missions. This award follows the successful testing and delivery of initial T7™ robots under the previously awarded $63 million U.K. MOD contract.
Full year segment revenue increased 9% with a book-to-bill of 1.14 and operating margin expanded 100 bps to 19.3%.

Space and Intelligence Systems

($ millions)	Fourth Quarter			Full Year
	FY 2019	FY 2018	Change	FY 2019	FY 2018	Change
Revenue	$542	$503	8%	$2,057	$1,913	8%
Operating income	$94	$81	16%	$359	$331	8%
Operating margin	17.3%	16.1%	120bps	17.5%	17.3%	20bps

Fourth quarter revenue increased 8%, as double-digit growth from classified programs, driven by small satellites, exquisite systems and next-generation technology programs, was partially offset by lower revenue from environmental programs. Operating income increased 16% to $94 million, and margin expanded 120 bps to 17.3% from strong program execution.
Order momentum remained strong on classified programs as the company continued to leverage its position as partner of choice with long-standing customers and received several key awards in the quarter, including $48 million of additional funding for exquisite space systems as well as a $33 million award from the U.S. Air Force under the SENSOR program for missile warning, missile defense and space surveillance missions, bringing the program's inception-to-date contract value to over $2 billion.
In addition, funding support continued for key environmental programs, with an award from the U.S. Department of Commerce to monitor weather satellite transmission interference as well as an increase in scope on the GOES-R ground program announced in the third quarter.
Full-year segment revenue increased 8% with a book-to-bill of 1.03. Operating income increased 8% and operating margin expanded 20 bps to 17.5%.

Cash and Capital Deployment

($ millions)	Fourth Quarter			Full Year
	FY 2019	FY 2018	Change	FY 2019	FY 2018	Change
Operating cash flow	$311	$521	$(210)	$1,185	$751	$434
Free cash flow[4]	$254	$464	$(210)	$1,024	$615	$409
Adjusted free cash flow[5]	$267	$464	$(197)	$1,055	$915	$140

In fiscal 2019, Harris generated $1,055 million in adjusted free cash flow5, up 15%, and returned $525 million to shareholders through dividends and share repurchases.

Unaudited Combined L3 and Harris Historical Financial Information6

($ millions, except per share data)	Second Quarter			First Half
	CY 2019	CY 2018	Change	CY 2019	CY 2018	Change
Orders	$4,335	$4,612	(6%)	$9,478	$9,001	5%
Revenue	$4,448	$4,164	7%	$8,834	$8,012	10%

(Unadjusted amounts comparison)
Net income	$482	$592	(19%)	$948	$996	(5%)
Net income margin	10.8%	14.2%	(340)bps	10.7%	12.4%	(170)bps
Earnings per share	$2.12	$1.75	21%	$4.17	$3.46	21%

(Adjusted amounts comparison)[6]
Adjusted EBIT	$723	$621	16%	$1,394	$1,190	17%
Adjusted EBIT margin	16.3%	14.9%	140bps	15.8%	14.9%	90bps
Earnings per share	$2.42	$1.89	28%	$4.65	$3.65	27%

Combined L3 and Harris revenue increased 7% for the second quarter and 10% for the first half of calendar 2019, with growth across each of the four new segments (Integrated Mission Systems, Space and Airborne Systems, Communication Systems and Aviation Systems). Unadjusted and adjusted EPS6 growth exceeded 20% for the second quarter and the first half. Adjusted EBIT6 margin expanded 140 basis points to 16.3% in the second quarter and 90 basis points to 15.8% in the first half.

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4Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.
5Excludes cash flow for merger deal and integration costs; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.
6Provided supplementally for investors; see the explanatory discussion in the Basis of Preparation paragraphs below, including regarding amounts adjusted for certain non-recurring items. Refer to reconciliations provided in the attached tables.

Guidance
L3Harris initiated second half and calendar year 2019 guidance.
Second half calendar year 2019 guidance:

•	Revenue in a range of $9.2 - $9.3 billion, up 9.5% - 10.5% from second half calendar 2018[7]

•	GAAP EPS in a range of $2.31 - $2.41 and non-GAAP[8] EPS in a range of $4.95 - $5.05

•	Operating cash flow in a range of $1.07 - $1.12 billion; adjusted free cash flow[9] in a range of $1.30 - $1.35 billion

Full calendar year 2019 guidance:

•	Revenue in a range of $18.0 - $18.1 billion, up 9.5% - 10.5% from full year calendar 2018[7]

•	GAAP EPS in a range of $6.35 - $6.45 and non-GAAP[8] EPS in a range of $9.60 - $9.70

•	Operating cash flow in a range of $2.26 - $2.31 billion; adjusted free cash flow[9] in a range of $2.30 - $2.35 billion

Conference Call and Webcast
L3Harris will host a conference call today, July 31, at 8:30 a.m. Eastern Time (ET) to discuss Harris standalone fiscal 2019 fourth quarter and full-year financial results and unaudited combined L3 and Harris historical financial information. The dial-in numbers for the teleconference are (U.S.) (877) 407-6184 and (International) (201) 389-0877, and participants will be directed to an operator. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via live webcast and view management’s supporting slide presentation at https://www.l3harris.com/investors. A recording of the call will be available on the L3Harris website beginning at approximately 12 p.m. ET on July 31.
About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $17 billion in annual revenue and 50,000 employees, with customers in more than 100 countries. L3Harris.com

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”), including earnings per diluted share from continuing operations for the fourth quarter and fiscal 2019 and expected earnings per diluted share from continuing operations for the second half and full calendar year 2019, in each case excluding merger deal and integration costs, and in the case of expected earnings per diluted share from continuing operations for the second half and full calendar year 2019, also excluding amortization of acquisition-related intangibles; earnings per diluted share from continuing operations for the fourth quarter and fiscal 2018, in each case excluding the impact of a non-cash charge related to consolidation of certain Exelis facilities, losses related to debt refinancing and non-cash adjustments related to tax reform, and in the case of fiscal 2018, also excluding charges related to a decision to transition and exit a commercial line of business and other items and a one-time non-cash charge from an adjustment for deferred compensation; earnings before interest and taxes (“EBIT”) and EBIT margin for the fourth quarter and fiscal 2019, in each case excluding net interest expense, income taxes, discontinued operations net of income taxes and merger deal and integration costs; EBIT and EBIT margin for the fourth quarter and fiscal 2018, in each case excluding net interest expense, income taxes, discontinued operations net of income taxes, a non-cash charge related to consolidation of certain Exelis facilities and losses related to debt refinancing, and in the case of fiscal 2018, also excluding charges related to a decision to transition and exit a commercial line of business and other items and a one-time non-cash charge from an adjustment for deferred compensation; operating cash flow for the fourth quarter and fiscal 2019 and expected operating cash flow for the second half and full calendar

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7Calendar 2018 amount prepared as discussed in the Basis of Preparation paragraphs below. Refer to the attached tables.
8Excludes merger deal and integration costs and amortization of acquisition related intangibles; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.
9Excludes cash flow for merger deal and integration costs; reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

year 2019, in each case excluding cash flow for capital expenditures and merger deal and integration costs; and operating cash flow for the fourth quarter and fiscal 2018, in each case excluding cash flow for capital expenditures, and in the case of operating cash flow for fiscal 2018, adjusted for the voluntary contribution to qualified pension plans in the third quarter of fiscal 2018. The amounts included in the unaudited combined L3 and Harris historical financial information are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris business trends and to understand L3Harris performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Basis of Preparation of Unaudited Combined L3 and Harris Historical Financial Information
As supplemental information for investors, L3Harris has provided unaudited combined L3 and Harris historical financial information, which combines L3 and Harris historical operating results as if the businesses had been operated together on the basis of the newly announced four segment structure during prior periods, but excluding the operating results of Harris’ night vision business and L3's divested businesses, allocating Harris’ corporate department expense to the new segment structure and excluding Harris historical deal amortization (primarily related to Exelis) (the “Supplemental Unaudited Combined Financial Information”). L3Harris intends to exclude all deal amortization (including L3 historical deal amortization) for future periods. The new segment structure and the Supplemental Unaudited Combined Financial Information have no impact on L3’s or Harris’ previously reported consolidated balance sheets or statements of income, comprehensive income, cash flows or equity.

For avoidance of doubt, the Supplemental Unaudited Combined Financial Information also was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Exhibit 99.7 to L3Harris’ Current Report on Form 8-K filed July 1, 2019 with the U.S. Securities and Exchange Commission (the “Pro Forma 8-K Filing”), which provides the pro forma financial information required by Item 9.01(b) of Form 8-K. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the L3Harris merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Harris treated as the legal and accounting acquirer, and was not prepared to reflect the merger as if it occurred on the first day of any of the fiscal periods presented. The Supplemental Unaudited Combined Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of L3 and Harris. More specifically, other than excluding the operating results of Harris’ night vision business and L3's divested businesses, allocating Harris’ corporate department expense to the new segment structure and excluding Harris historical deal amortization (primarily related to Exelis), the Supplemental Unaudited Combined Financial Information does not reflect the types of pro forma adjustments set forth in Exhibit 99.7 to the Pro Forma 8-K Filing. Consequently, the Supplemental Unaudited Combined Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in Exhibit 99.7 to the Pro Forma 8-K Filing.

In addition, the Supplemental Unaudited Combined Financial Information does not purport to indicate the results that actually would have been obtained had the L3 and Harris businesses been operated together on the basis of the new segment structure during the periods presented, or which may be realized in the future.

Amounts Adjusted for Certain Non-Recurring Items - The Supplemental Unaudited Combined Financial Information includes amounts adjusted for certain non-recurring items, including revenue, net income, net income margin, income from continuing operations and income from continuing operations per diluted common share, in each case as adjusted to exclude merger-related deal and integration costs and other non-recurring items previously reported by L3 or Harris, as applicable, for the prior periods as set forth in Tables 8 to 10 and the related notes. Such amounts should be viewed in addition to, and not in lieu of, revenue, net income, net income margin, income from continuing operations and income from continuing operations per diluted common share and other financial measures on an unadjusted basis. Tables 8 to 10 and the related notes provide a reconciliation of adjusted amounts with the most directly comparable unadjusted amount. L3Harris management believes that these adjusted amounts, when considered together with the unadjusted amounts, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. L3Harris management also believes that these adjusted amounts enhance the ability of investors to analyze trends in L3Harris’ business and to understand L3Harris’ performance. In addition, L3Harris may utilize adjusted amounts as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Adjusted amounts should be considered in addition to, and not as a substitute for, or superior to, unadjusted amounts.

Attachments: Financial statements (10 tables)

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include but are not limited to: earnings, revenue and operating and adjusted free cash flow guidance for the second half and full calendar year 2019; potential contract opportunities and awards; the potential value and timing of contract awards; statements regarding progress toward leveraging scale and achieving cost synergies and being well positioned to deliver continued growth and robust free cash flow; and other statements regarding outlook or that are not historical facts. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results, future trends and forward-looking statements could be affected by many factors, risks and uncertainties, including but not limited to: risks related to disruption of management time from ongoing business operations due to the combination of L3 and Harris; risks related to the inability to realize benefits or to implement integration plans and other consequences associated with the combination; the risk that any announcements relating to the combination could have adverse effects on the market price of the company’s stock; the risk that the combination could have an adverse effect on the company’s ability to retain customers and retain and hire key personnel and maintain relationships with suppliers and customers, including the U.S. Government and other governments, and on its operating results and businesses generally; the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration, and cost-cutting initiatives); a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; the level of returns on defined benefit plan assets and changes in interest rates; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; changes in estimates used in accounting for the company’s programs; financial and government and regulatory risks relating to international sales and operations; effects of any non-compliance with laws; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of uncertain economic conditions and future geo-political events; strategic acquisitions and divestitures and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses and realize expected benefits and the potential disruption to relationships with employees, suppliers and customers, including the U.S. Government, and to the company’s business generally; performance of the company’s subcontractors and suppliers; potential claims related to infringement of intellectual property rights or environmental remediation or other contingencies, litigation and legal matters and the ultimate outcome thereof; risks inherent in developing new and complex technologies and/or that may not be covered adequately by insurance or indemnity; changes in the company’s effective tax rate; significant indebtedness and unfunded pension liability and potential downgrades in the company’s credit ratings; unforeseen environmental matters; natural disasters or other disruptions affecting the company’s operations; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; the company’s ability to attract and retain key employees, maintain reasonable relationships with unionized employees and manage escalating costs of providing employee health care; or potential tax, indemnification and other liabilities and exposures related to Exelis’ spin-off of Vectrus, Inc. and Exelis’ spin-off from ITT Corporation. Further information relating to these and other factors that may impact the company's results, future trends and forward-looking statements are disclosed in the company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table 1
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions, except per share amounts)
Revenue from product sales and services	$1,865	$1,661	$6,801	$6,168
Cost of product sales and services	(1,223)	(1,097)	(4,467)	(4,066)
Engineering, selling and administrative expenses	(349)	(292)	(1,242)	(1,182)
Non-operating income	48	20	188	156
Interest income	—	1	2	2
Interest expense	(39)	(46)	(169)	(170)
Income from continuing operations before income taxes	302	247	1,113	908
Income taxes	(33)	(39)	(160)	(206)
Income from continuing operations	269	208	953	702
Discontinued operations, net of income taxes	(1)	5	(4)	(3)
Net income	$268	$213	$949	$699

Net income per common share
Basic
Continuing operations	$2.26	$1.76	$8.06	$5.90
Discontinued operations	—	0.04	(0.03)	(0.02)
	$2.26	$1.80	$8.03	$5.88
Diluted
Continuing operations	$2.21	$1.72	$7.89	$5.78
Discontinued operations	(0.01)	0.04	(0.03)	(0.02)
	$2.20	$1.76	$7.86	$5.76

Basic weighted average common shares outstanding	118.3	118.5	118.0	118.6
Diluted weighted average common shares outstanding	121.1	121.3	120.5	121.1

Table 2
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions)
Revenue
Communication Systems	$600	$527	$2,177	$1,904
Electronic Systems	728	636	2,583	2,365
Space and Intelligence Systems	542	503	2,057	1,913
Corporate eliminations	(5)	(5)	(16)	(14)
	$1,865	$1,661	$6,801	$6,168
Income From Continuing Operations Before Income Taxes
Segment Operating Income:
Communication Systems	$180	$162	$654	$566
Electronic Systems	144	118	499	432
Space and Intelligence Systems	94	81	359	331
Unallocated corporate expense and corporate eliminations	(79)	(43)	(234)	(225)
Pension adjustment	(46)	(46)	(186)	(184)
Non-operating income	48	20	188	156
Net interest expense	(39)	(45)	(167)	(168)
	$302	$247	$1,113	$908

Table 3
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
	June 28, 2019	June 29, 2018

	(In millions)
Operating Activities
Net income	$949	$699
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangibles	115	117
Other depreciation and amortization	143	142
Qualified pension plan contributions	(1)	(301)
Pension income and share-based compensation	5	(53)
Loss on extinguishment of debt	—	24
(Increase) decrease in:
Accounts receivable	(9)	(101)
Contract assets	(25)	(76)
Inventories	(1)	(19)
Increase (decrease) in:
Accounts payable	(84)	82
Contract liabilities	124	81
Other	(31)	156
Net cash provided by operating activities	1,185	751
Investing Activities
Net additions of property, plant and equipment	(161)	(136)
Adjustment to proceeds from sale of business	—	(2)
Other investing activities	2	(3)
Net cash used in investing activities	(159)	(141)
Financing Activities
Net proceeds from borrowings	27	1,387
Repayments of borrowings	(308)	(1,658)
Proceeds from exercises of employee stock options	50	34
Repurchases of common stock	(200)	(272)
Cash dividends	(325)	(272)
Other financing activities	(25)	(24)
Net cash used in financing activities	(781)	(805)
Effect of exchange rate changes on cash and cash equivalents	(3)	(1)
Net increase (decrease) in cash and cash equivalents	242	(196)
Cash and cash equivalents, beginning of year	288	484
Cash and cash equivalents, end of year	$530	$288

Table 4
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 28, 2019	June 29, 2018

	(In millions)
Assets
Cash and cash equivalents	$530	$288
Receivables	457	466
Contract assets	807	782
Inventories	360	411
Property, plant and equipment	894	900
Goodwill	5,340	5,372
Other intangible assets	870	989
Other assets	859	643
	$10,117	$9,851

Liabilities
Short-term debt	$103	$78
Accounts payable	525	622
Contract liabilities	496	372
Compensation and benefits	161	142
Current portion of long-term debt, net	656	304
Defined benefit plans	1,174	714
Long-term debt, net	2,763	3,408
Other liabilities	876	933
Equity	3,363	3,278
	$10,117	$9,851

L3HARRIS TECHNOLOGIES, INC.
FY '19 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of income from continuing operations per diluted common share, net income, net income margin and net cash provided by operating activities, adjusted to exclude certain costs, charges, expenses and losses or other amounts. L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris’ business trends and to understand L3Harris’ performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in its forecasting, budgeting, and long-term planning processes and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted EBIT and Adjusted EBIT Margin
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions)
Revenue from product sales and services (B)	$1,865	$1,661	$6,801	$6,168

Net income	$268	$213	$949	$699
Adjustments:
Net interest expense	39	45	167	168
Income taxes	33	39	160	206
Discontinued operations, net of income taxes	1	(5)	4	3
L3 deal and integration costs	36	—	65	—
Charge related to consolidation of certain Exelis facilities	—	5	—	5
Losses related to debt refinancing	—	26	—	26
Charges related to decision to transition and exit a commercial line of business and other items	—	—	—	47
One-time non-cash charge from an adjustment for deferred compensation	—	—	—	12
Total adjustments	109	110	396	467
Adjusted EBIT (A)	$377	$323	$1,345	$1,166

Adjusted EBIT margin percentage (A) / (B)	20.2%	19.4%	19.8%	18.9%

Table 6
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary and L3Harris CY '19 Guidance
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP Income from Continuing Operations per Diluted Common Share to
Non-GAAP Income from Continuing Operations per Diluted Common Share
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
GAAP income from continuing operations per diluted common share	$2.21	$1.72	$7.89	$5.78
Adjustments:
L3 deal and integration costs	0.30	—	0.54	—
Charge related to consolidation of certain Exelis facilities	—	0.05	—	0.05
Losses related to debt refinancing	—	0.22	—	0.22
Charges related to decision to transition and exit a commercial line of business and other items	—	—	—	0.39
One-time non-cash charge from an adjustment for deferred compensation	—	—	—	0.10
Total pre-tax adjustments	0.30	0.27	0.54	0.76
Income taxes on above adjustments	(0.07)	(0.08)	(0.14)	(0.21)
Impact of non-cash adjustments related to tax reform	—	(0.15)	—	0.06
Total adjustments after-tax	0.23	0.04	0.40	0.61
Non-GAAP income from continuing operations per diluted common share	$2.44	$1.76	$8.29	$6.39

Guidance
	Two Quarters Ended January 3, 2020	Four Quarters Ended January 3, 2020
GAAP income from continuing operations per diluted common share	$2.31 to $2.41	$6.35 to $6.45
Adjustments:
Amortization of acquisition-related intangibles	~ 1.05	~ 1.22
Amortization of a step-up in the opening balance of L3 inventory	~ 0.56	~ 0.55
L3 deal and integration costs	~ 1.03	~ 1.48
Non-GAAP income from continuing operations per diluted common share	$4.95 to $5.05	$9.60 to $9.70

Table 7
L3HARRIS TECHNOLOGIES, INC.
Harris Corporation Standalone FY '19 Fourth Quarter Summary and L3Harris CY '19 Guidance
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions)
Net cash provided by operating activities	$311	$521	$1,185	$751
Less capital expenditures	(57)	(57)	(161)	(136)
Free cash flow	254	464	1,024	615
Adjustment for voluntary contribution to qualified pension plans	—	—	—	300
Cash used for L3 deal and integration costs	13	—	31	—
Adjusted free cash flow	$267	$464	$1,055	$915

Guidance
	Two Quarters Ended January 3, 2020	Four Quarters Ended January 3, 2020
Net cash provided by operating activities	$1,070 to $1,120	$2,255 to $2,305
Less capital expenditures	~ (190)	~ (380)
Free cash flow	880 to 930	1,875 to 1,925
Less net cash provided by operating activities from L3 discontinued operations	—	~ (19)
Cash used for L3 integration costs	~ 140	~ 162
Cash used for transaction and other costs related to our merger with L3	~ 95	~ 97
Cash used for change-in-control payments under certain benefit arrangements	~ 185	~ 185
Adjusted free cash flow	$1,300 to $1,350	$2,300 to $2,350

Table 8
L3HARRIS TECHNOLOGIES, INC.
UNAUDITED COMBINED L3 AND HARRIS HISTORICAL FINANCIAL INFORMATION (1)
RECONCILIATION OF AMOUNTS ADJUSTED FOR CERTAIN NON-RECURRING ITEMS WITH UNADJUSTED AMOUNTS
Adjusted EBIT and Adjusted EBIT Margin
(Unaudited)

	Quarter Ended		Two Quarters Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions)
Revenue from product sales and services — Harris	$1,865	$1,661	$3,593	$3,223
Revenue from product sales and services — L3	2,631	2,583	5,331	4,954
Less revenue generated by Night Vision — Harris (2)	(44)	(36)	(79)	(80)
Less revenue generated by divested businesses — L3 (3)	—	(36)	(2)	(72)
Intracompany eliminations	(4)	(8)	(9)	(13)
Revenue from product sales and services — Combined (B)	$4,448	$4,164	$8,834	$8,012

Net income — Harris	$268	$213	$511	$409
Net income — L3	214	379	437	587
Net income — Combined	482	592	948	996
Adjustments:
Discontinued operations, net of income taxes (4)	1	(195)	1	(209)
Net interest expense (4)	73	85	147	163
Income taxes (4)	83	87	160	121
Night Vision (2)	(7)	(5)	(14)	(11)
Operating loss generated by divested businesses — L3 (3)	—	1	2	1
Merger, integration and divestiture expenses and losses (4)	63	—	97	—
Amortization of intangibles from Exelis Inc. acquisition	25	25	50	51
Charge related to consolidation of certain Exelis facilities	—	5	—	5
Losses related to debt refinancing (4)	3	74	3	74
Charges related to decision to transition and exit a commercial line of business and other items	—	—	—	47
Gain on the sale of the Crestview and TCS businesses	—	(48)	—	(48)
Total adjustments	241	29	446	194
Adjusted EBIT (A)	$723	$621	$1,394	$1,190

Adjusted EBIT margin percentage (A) / (B)	16.3%	14.9%	15.8%	14.9%

(1) Combined selected historical financial data combines the previously reported operating results of L3 Technologies, Inc. (L3) and Harris Corporation (Harris) for the periods presented, excluding the operating results of Harris' night vision business (Night Vision) and divested L3 businesses. L3 historical financial data for the quarter ended June 28, 2019 are derived from the Condensed Consolidated Financial Statements of L3 for the quarter ended June 28, 2019 accompanying L3Harris' Current Report on Form 8-K filed with the SEC on July 31, 2019.
(2) Adjustment to remove the historical results of Night Vision.
(3) Adjustment to remove the historical results of divested L3 businesses (primarily Crestview Aerospace and TCS).
(4) Combined adjustment including the historical financial data of both Harris and L3.

Table 9
L3HARRIS TECHNOLOGIES, INC.
UNADITED COMBINED L3 AND HARRIS HISTORICAL FINANCIAL INFORMATION (1)
RECONCILIATION OF AMOUNTS ADJUSTED FOR CERTAIN NON-RECURRING ITEMS WITH UNADJUSTED AMOUNTS
Adjusted Income from Continuing Operations per Diluted Common Share
(Unaudited)

	Quarter Ended		Two Quarters Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

	(In millions, except per share amounts)
Income from continuing operations — Harris	$269	$208	$512	$406
Income from continuing operations — L3	214	189	437	381
Noncontrolling interest — L3	(6)	(4)	(12)	(9)
Income from continuing operations — Combined (A)	$477	$393	$937	$778

Diluted weighted average common shares outstanding — L3	80.1	79.4	80.0	79.6
x Exchange Ratio	1.3	1.3	1.3	1.3
	104.1	103.2	104.0	103.5
Diluted weighted average common shares outstanding — Harris	121.1	121.3	120.7	121.2
Diluted weighted average common shares outstanding — Combined (B)	225.2	224.5	224.7	224.7

Income from continuing operations per diluted common share (A) / (B)	$2.12	$1.75	$4.17	$3.46
Adjustments:
Net operating income generated by Night Vision — Harris (2)	(0.02)	(0.01)	(0.04)	(0.03)
Net operating loss generated by divested businesses — L3 (3)	—	—	0.01	0.01
Merger, integration and divestiture expenses and losses (4)	0.28	—	0.43	—
Amortization of intangibles from Exelis Inc. acquisition	0.11	0.11	0.22	0.22
Charge related to consolidation of certain Exelis facilities	—	0.03	—	0.02
Losses and other costs related to debt refinancing (4)	0.01	0.33	0.01	0.33
Charges related to decision to transition and exit a commercial line of business and other items	—	—	—	0.21
Gain on the sale of the Crestview and TCS businesses	—	(0.21)	—	(0.21)
Total pre-tax adjustments	0.38	0.25	0.63	0.55
Income taxes on above adjustments	(0.08)	(0.03)	(0.15)	(0.13)
Impact of non-cash adjustments related to tax reform	—	(0.08)	—	(0.23)
Total adjustments after-tax	0.30	0.14	0.48	0.19
Adjusted income from continuing operations per diluted common share	$2.42	$1.89	$4.65	$3.65

(1) Combined selected historical financial data combines the previously reported operating results of L3 Technologies, Inc. (L3) and Harris Corporation (Harris) for the periods presented, excluding the operating results of Harris' night vision business (Night Vision) and divested L3 businesses. L3 historical financial data for the quarter ended June 28, 2019 are derived from the Condensed Consolidated Financial Statements of L3 for the quarter ended June 28, 2019 accompanying L3Harris' Current Report on Form 8-K filed with the SEC on July 31, 2019.
(2) Adjustment to remove the historical results of Night Vision.
(3) Adjustment to remove the historical results of divested L3 businesses (primarily Crestview Aerospace and TCS).
(4) Combined adjustment including the historical financial data of both Harris and L3.

Table 10
L3HARRIS TECHNOLOGIES, INC.
UNAUDITED COMBINED L3 AND HARRIS HISTORICAL FINANCIAL INFORMATION (1)
RECONCILIATION OF AMOUNTS ADJUSTED FOR CERTAIN NON-RECURRING ITEMS WITH UNADJUSTED AMOUNTS
Second Half and Calendar Year 2018 Revenue
(Unaudited)

	Two Quarters Ended	Calendar Year Ended
	December 28, 2018	December 28, 2018

	(In millions)
Revenue from product sales and services — Harris	$3,208	$6,431
Revenue from product sales and services — L3	5,290	10,244
Less revenue generated by Night Vision — Harris (2)	(86)	(166)
Less revenue generated by divested businesses — L3 (3)	(12)	(84)
Intracompany eliminations	(8)	(21)
Revenue from product sales and services — Combined	$8,392	$16,404

(1) Combined selected historical financial data combines the previously reported operating results of L3 Technologies, Inc. (L3) and Harris Corporation (Harris) for the periods presented, excluding the operating results of Harris' night vision business (Night Vision) and divested L3 businesses.
(2) Adjustment to remove the historical results of Night Vision.
(3) Adjustment to remove the historical results of divested L3 businesses (primarily Crestview Aerospace and TCS).